As filed with the Securities and Exchange Commission on April 20, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NAVTEQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7372	77-0170321
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

222 Merchandise Mart, Suite 900 Chicago, Illinois 60654 (312) 894-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence M. Kaplan, Esq. Senior Vice President and General Counsel NAVTEQ Corporation 222 Merchandise Mart, Suite 900 Chicago, Illinois 60654 (312) 894-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas L. Hanley, Esq. Pepper Hamilton LLP Hamilton Square 600 14th Street, N.W. Washington, D.C. 20005 (202) 220-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock (par value $.001 per share)	57,443 shares	$36.70	$2,108,158.10	$65.00

(1)             Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported for shares of common stock of the Registrant, on April 13, 2007, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

57,443 Shares

Common Stock

This prospectus relates to 57,443 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling stockholder named in this prospectus. The selling stockholder acquired the shares of our common stock in connection with our acquisition of Traffic.com, Inc., as described herein. The selling stockholder may sell none, some or all of the shares offered by this prospectus. Sales may be made by the selling stockholder in market transactions, in negotiated transactions or otherwise. All expenses of registration incurred in connection with this offering are being borne by us, but any other expenses incurred by the selling stockholder will be borne by the selling stockholder. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “NVT.” The last reported sale price of our common stock on the New York Stock Exchange on April 19, 2007 was $35.69 per share.

See “Risk Factors” on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 20, 2007

You should rely only on the information provided in or incorporated by reference into this prospectus. We have not, and the selling stockholders has not, authorized any other person to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT OUR COMPANY

Our Business

We are a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. Our map database enables providers of these products and services to offer dynamic navigation, route planning, location-based services and other geographic information-based products and services to consumer and commercial users. We believe that our database is the most used source of digital map information for automotive and Internet-based navigation products and services in Europe and North America, and that we are a leading provider of such information for use in mobile devices.

In addition, we acquired Traffic.com, Inc. (“Traffic.com”) on March 6, 2007. Traffic.com is a leading provider of accurate, real-time traffic information in the United States, based on the quality of its traffic data and the extent of its geographic coverage. Traffic.com combines traffic incident and event information, collected using traditional methods, with comprehensive flow data collected through its network of roadside sensors to offer detailed traffic information, including specific speeds, travel times and delay times. Traffic.com has built its Traffic Information Management System (“TIMS”) data management system to process the above information in real time and to deliver customized reports to large numbers of radio, television, online, mobile device, and in-vehicle navigation system users. For the year ended December 31, 2006, Traffic.com’s revenue was approximately $53,083,000 million.

By developing software applications that interface with our map database, our customers offer a broad range of navigation and geographic-based products and services to consumers and businesses. Our database enables these providers to offer:

•   Dynamic Navigation.   Our map database enables real-time, detailed turn-by-turn route guidance through vehicle navigation systems, as well as through GPS-enabled handheld navigation devices, and other mobile devices. Customers that use our map database to provide dynamic navigation applications include vehicle navigation systems manufacturers, such as Harman Becker, Alpine and Siemens, and mobile navigation device manufacturers, such as Garmin and Magellan. Every major automobile manufacturer that currently offers a navigation system in North America or Europe uses our database in one or more of its models.

•   Route Planning.   Our database enables driving directions, route optimization and map display through services provided by Internet portals and through computer software for personal and commercial use. Customers that use our map database to provide route planning applications include leading Internet portals and websites, such as AOL/MapQuest, Microsoft/MSN, Google and Yahoo!, software developers, such as Microsoft and Rand McNally, and leading parcel and overnight delivery service companies. In 2006, there were more than 28 billion route planning transactions derived from our database in North America on the leading Internet portals and websites.

•   Location-Based Services.   Our database enables location-specific information services, providing geographic information about people and places that is tailored to the immediate proximity of the specific user. Current applications using our map database include points of interest locators, mobile directory assistance services, emergency response systems, and vehicle-based telematics services. Customers that use our map database to provide location-based products and services include directory assistance providers, police and emergency care providers and wireless carriers.

•   Geographic Information Systems.   Our database enables software applications that render geographic representations of information and assets for management analysis and decision making. Examples of these applications include infrastructure cataloging and tracking for government agencies and utility companies, asset tracking and fleet management for commercial logistics companies and demographic analysis, such as new location identification for restaurants and policyholder and claims analysis for insurance companies.

Our map database is a highly accurate and detailed digital representation of road transportation networks in Europe, the United States, Canada and other regions. Our database offers extensive geographic coverage, including data at various levels of detail for 59 countries on six continents, covering approximately 11 million miles of roadway worldwide. In Europe, our database covers virtually all main arterial roads within Western Europe’s major highways network and has detailed coverage for numerous cities throughout Europe. We currently provide coverage relating to approximately 6.1 million miles of roadway in North America, which includes detailed coverage in areas in which a majority of the population live and work. Our most detailed coverage includes extensive road, route and related travel information, including attributes collected by road segment that are essential for routing and navigation, such as road classifications, details regarding ramps, road barriers, sign information, street names and addresses and traffic rules and regulations. In addition, our database currently includes over 15 million points of interest, such as airports, hotels, restaurants, retailers, civic offices and cultural sites.

We use a multi-step process to create, maintain and deliver a high-quality database. The process involves utilization of proprietary software and technologies combined with our dedicated field force of over 600 employees around the world. Due to the complexity of our database building process and the depth and breadth of the information it contains, we believe it would take substantial time and resources for a new market entrant to build a digital map database with a comparable level of detail and accuracy.

Corporate Information

We originally incorporated in the State of California in August 1985 as Karlin & Collins, Inc., and reincorporated in the State of Delaware in September 1987 as Navigation Technologies Corporation. In February 2004, we changed our name to NAVTEQ Corporation. In August 2004, we completed an initial public offering and our common stock began trading on the New York Stock Exchange under the symbol “NVT.” Our principal executive offices are located at 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654, and our telephone number at that address is (312) 894-7000. We maintain a web site at www.navteq.com. Information contained on, or that may be accessed through, our web site is not part of this prospectus.

RISK FACTORS

You should carefully consider the risk factors described below and all other information contained or incorporated by reference in this prospectus before you decide to invest in our common stock. If any of the following risk factors, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.

Risks Related to Our Business

We derive a significant portion of our revenue from a limited number of customers, and if we are unable to maintain these customer relationships or attract additional customers, our revenue will be adversely affected.

For the years ended December 31, 2004, 2005 and 2006, revenue from our largest customer, BMW AG, accounted for approximately 16%, 13% and 12%, respectively, of our total revenue. In addition, during those three years, sales to our top 15 customers accounted for approximately 77%, 76% and 71% of our revenue, respectively. Although we have achieved some success in expanding our customer base, we anticipate that a limited number of customers will continue to represent a significant percentage of our revenue for the foreseeable future. In addition, although we have contractual arrangements with most of our key customers, the majority of these arrangements are not long term and generally do not obligate our key customers to make any minimum or specified level of purchases. Therefore, our relationships with these key customers may or may not continue in the future, and we are not guaranteed any minimum level of revenue from them. We cannot assure you that our revenue from our current customers will reach or exceed historical levels in any future period. The loss of one or more of our key customers, or fewer or smaller orders from them, would adversely affect our revenue.

If we are unable to integrate acquired companies effectively, our business could be adversely affected.

We may pursue acquisitions of existing companies in order to grow our business, to expand the scope and breadth of our database and to diversify our products and services. We cannot assure you that we will be able to successfully integrate our recent acquisitions of The Map Network, Inc. and Traffic.com, that these acquired companies will operate profitably, or that we will realize the potential benefits from these acquisitions. If we do not successfully integrate acquired companies, the attention of our management may be diverted and our business, financial condition and results of operations could be adversely affected.

The integration of Traffic.com into our business will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt our business and the business of Traffic.com. The anticipated benefits and synergies of the merger are based on a number of projections and assumptions, not actual experience, and assume a successful integration. While we believe that the merger will:

•       combine Traffic.com’s valuable proprietary sensor network and related real-time traffic data with our customer base and expertise in creating, maintaining and distributing digital map data resulting in a stronger, more diversified provider of geographic and other location-based content;

•       allow for the realization of cost synergies; and

•       result in a combined company with a potential for increased revenue and a stronger strategic position in the traffic business;

we cannot assure you that any or all of these results will be achieved. Moreover, our ability to realize the anticipated benefits of the merger will depend, in part, upon the following:

•       maintaining and growing Traffic.com’s business of delivering traffic data to traditional media outlets (such as television and radio) and the corresponding advertising revenue associated therewith and significantly increasing Traffic.com’s business of delivering traffic data to new media lines of distribution (such as the Internet, wireless devices and in-vehicle navigation systems) and the corresponding advertising revenue associated therewith;

•       creating innovative combined product and service offerings;

•       integrating Traffic.com’s business, technology and personnel into our business in an efficient and timely manner, including reducing redundant expenses and leveraging our existing infrastructure and business, without significant disruption to our business and Traffic.com’s business;

•       the potential loss of our customers and Traffic.com customers in connection with the merger, as well as the potential for lower than expected demand or greater than expected price sensitivity from current and targeted customers in the future;

•       any charges associated with integrating Traffic.com into our business;

•       United States and worldwide macroeconomic conditions, both generally and specifically within the traffic data business;

•       potential incompatibility of business cultures;

•       potential loss of key employees;

•       the diversion of management’s attention from ongoing business concerns; and

•       coordinating geographically separate organizations.

Some of these factors are outside of our control. One or more of these factors could result in increased operating costs, lower revenues, lower earnings or losses, or failures to compete effectively in the traffic data business, any of which could reduce the price of our stock.

In addition, to the extent we are unable to realize the anticipated benefits of the acquisition of Traffic.com, it may become necessary to cut or delay planned development within our traffic business as well as other portions of our business. Should these cuts or delays become necessary, there may be an adverse impact on our earnings and growth following the acquisition.

With respect to our recently acquired company, Traffic.com, if we do not achieve success with its recently expanded business model into Internet advertising and other interactive media, our ability to grow Traffic.com’s revenues would be adversely affected.

Traffic.com’s revenue has historically been derived primarily by selling the advertising inventory it receives in exchange for the provision of its traffic services to radio and television stations. Substantially all of Traffic.com’s revenue from its enhanced website and from personalized wireless services that it offers through its website will be derived from advertising customers. Traffic.com’s success in attracting Internet advertisers will depend, in large part, on its ability to significantly increase the number of visitors to its website, the number of its registered users and the volume of its personalized wireless services delivered to consumers. Traffic.com has no significant operating history in conducting its business through the Internet or in attracting Internet advertisers. To date, Traffic.com has had minimal revenue from Internet and wireless advertising. If we fail to significantly increase the number of visitors to Traffic.com’s website and the related advertising revenue, our ability to grow Traffic.com’s business will be adversely affected.

If federal, state or local government agencies decide not to enter into agreements with Traffic.com or terminate existing agreements with Traffic.com, the expansion and the geographic scope of Traffic.com’s business could be limited.

Traffic.com’s right to construct its sensor network in various metropolitan areas and to own the traffic flow data produced by this network is derived from agreements that it has with the U.S. federal government and state and local governments. Traffic.com is the principal subcontractor under a competitively bid contract with the U.S. Department of Transportation (U.S. DOT) and has agreements with state and local agencies under which it provides them with traffic data from its sensor network in metropolitan areas. If the federal government were to terminate Traffic.com’s contract for its failure to perform, Traffic.com’s ability to expand its sensor network into additional metropolitan areas would be harmed. If Traffic.com’s reputation or relationship with state and local government agencies were impaired or if one or more state and local government agencies otherwise ceased doing business with it, Traffic.com may be unable to continue to collect traffic data for one or more metropolitan areas in which its sensor network is currently deployed.

As of April 15, 2007, Traffic.com had formal agreements with state and local agencies that enable it to install, operate and maintain its sensor network on public highways in 26 major metropolitan areas. Traffic.com’s agreement with the Utah Department of Transportation also provides for the integration of their probe data into Traffic.com’s Traffic Information Management System in Salt Lake City. In addition, Traffic.com has agreements with state and local agencies that enable it to acquire government data that it uses to produce traffic reports. Traffic.com needs similar agreements to enable it to install, operate and maintain its sensors on public highways, and to acquire government data in additional metropolitan areas.

Among the factors that could materially adversely affect Traffic.com’s federal and state and local government contracting business are:

•                  budgetary constraints affecting government spending generally, and annual changes in fiscal policies or available funding;

•                  failure by it to comply with the requirements of the agreements, including failure to comply with data specifications and performance measures under its subcontract with the U.S. DOT, which could lead to various remedies being pursued against it, including contract termination, liquidated damages or a local public agency having the right to buy from it all system hardware including, among other items, sensor poles, solar panels and any components from system upgrades for a particular deployment area at fair market value;

•                  changes in government programs, priorities, procurement policies, permit policies or requirements;

•                  new legislation, regulations or government policy changes on the nature and amount of services the government may obtain from private contractors; and

•                  delays in the payment of its invoices by government payment offices due to problems with, or upgrades to, government information systems, or for other reasons.

These or other factors could cause governmental agencies to exercise their right to not enter into agreements, to terminate agreements or to not exercise options to renew agreements, any of which could prevent the expansion and limit the geographic scope of Traffic.com’s business.

Traffic.com derives a significant portion of its revenue from a limited number of advertisers. If we are unable to maintain these advertiser relationships or attract additional advertisers, or if there is a general downturn in advertising activity, Traffic.com’s revenue will be adversely affected.

For the years ended December 31, 2004, 2005, and 2006, revenue from Traffic.com’s top five advertisers accounted for approximately 18.0% , 19.2%, and 14.3% respectively, of its total revenue. Although Traffic.com’s top five advertisers may change from year to year, we anticipate that a limited number of advertisers will continue to represent a significant percentage of its revenue for the foreseeable future. In addition, although Traffic.com has had repeat business from many of its key advertisers, the majority of these arrangements do not obligate these key advertisers to make any minimum or specified level of purchases and the terms of these agreements may change from year to year. Therefore, Traffic.com’s relationships with these key advertisers may not continue in the future, and Traffic.com generally is not guaranteed any minimum level of revenue from them. The loss of one or more of Traffic.com’s large advertisers without replacement by other advertisers of similar size, or fewer or smaller orders, would adversely affect Traffic.com’s revenue. If we were to fail to attract other large customers to replace this revenue or if we did not increase revenue from existing customers, Traffic.com’s future revenue would not reach or exceed its historical levels. Further, spending on advertising tends to decline during an economic recession or downturn. As a result, Traffic.com’s advertising revenue is likely to be adversely affected by a recession or downturn in the United States economy, the economy of an individual geographic market in which it derives significant advertising revenue or other events or circumstances that adversely affect advertising activity.

The issuance of shares of our common stock to Traffic.com stockholders as a result of our acquisition of Traffic.com and charges associated with the acquisition may have a negative impact on our earnings per share.

As a result of the acquisition of Traffic.com, 3,939,973 million shares of our common stock have been issued to Traffic.com stockholders, including 57,443 shares issued to Robert Verratti, the former chief executive officer of Traffic.com, pursuant to a bonus payable to him in connection with the acquisition. Based on the increased number of our shares outstanding following the acquisition, Traffic.com’s historical operating losses, the anticipated accounting charges related to the acquisition and the potential for additional costs associated with integrating Traffic.com into our business, the acquisition may result in lower earnings per share than would have been earned by us in the absence of the acquisition. We expect that over time the acquisition will yield cost and revenue synergies and other benefits to us such that the acquisition will ultimately be accretive to earnings per share. However, we cannot assure you that an increase in earnings per share will be achieved. In order to achieve increases in earnings per share as a result of the acquisition, we will, among other things, need to increase Traffic.com’s revenues, including significantly growing the business of providing traffic data to new media distribution channels (such as Internet, wireless and in-vehicle navigation applications) and the corresponding advertising revenue associated therewith, successfully integrate Traffic.com’s operations into our business and reduce Traffic.com’s historic increases in operating expenses.

The market for products and services incorporating our map database and the market for Internet and wireless advertising is evolving and its rate of growth is uncertain.

Our success depends upon the availability and functionality of our customers’ products and services, and our customers’ abilities to successfully market and sell their products and services incorporating our database. Continued growth in the adoption of route guidance products in the automotive industry and in the consumer mobile device industry (in products such as mobile phones, PDAs and PNDs), technological improvements in wireless devices, such as inclusion of GPS capabilities in mobile devices and increases in functional memory, and continued development by our current and potential customers of dynamic navigation, route planning, location-based services, asset tracking and other geographic-related products and services incorporating our database, are critical to our future growth. If our customers do not continue to successfully develop and market new products and services incorporating our database, or the products that our customers develop and market do not meet consumer expectations in terms of functionality, price and quality, our revenue and operating results will be adversely affected. Even if these products and services continue to be developed and marketed by our customers and gain market acceptance, we may not be able to license the database at prices that will enable us to maintain profitable operations.

Growth in the market for vehicle navigation products and services historically has occurred first in Europe and then in North America. If the market growth in North America is not consistent with the growth we have experienced in Europe, our ability to grow our revenue will be adversely affected. In addition, we expect that the retail price for vehicle navigation products and services will significantly decrease, which will result in a more affordable price for consumers and a higher volume of sales of such products and services. This decrease in retail price has not occurred as quickly as we had expected, and the delay or lack of such decreases in the future would adversely affect our future growth.

With respect to the Internet and wireless services offered by Traffic.com through its enhanced website and the websites of its customers, it is difficult to predict their demand and market acceptance. The placement of advertisements on Traffic.com’s website or embedded in its wireless services, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of new ways of conducting business, measuring success and evaluating new advertising products and services. Such advertisers may determine that advertising on Traffic.com’s website or in its wireless services is less effective for promoting their products and services than traditional advertising media. Further, new technologies may be developed that can block Traffic.com from displaying Internet advertisements on its website, or including them in its personalized messages. The market for Internet and wireless advertising may not continue to grow or become sustainable. If the market for Internet and wireless advertising fails to continue to develop or develops more slowly than we expect, Traffic.com’s business and results of operations could be harmed, which in turn could harm our business and results of operations.

Our product offering is not diversified and if we attempt to diversify, we may not be successful.

A substantial portion of our revenue is attributable to the licensing of our map database for route guidance applications. Consequently, if the demand for existing and new products and services incorporating our database declines or does not continue to grow, our business would be seriously harmed. Any attempt by us to diversify our product and service offerings may not be successful and may cause us to divert resources and management attention away from our core business, which could adversely affect our financial position, reputation and relationships with our customers.

In addition, with respect to our principal map database product, customers continue to request that additional types of content be included in our data. If we are unable to timely include such content in our product and service offerings or do not effectively determine what types of content to include and the related prioritization of developing such product and service offerings, our customers may purchase map data and related content elsewhere, which would adversely affect our revenue.

If we are unable to manage our growth effectively, our profitability and ability to implement our strategy will be adversely affected.

Our continued growth has and will continue to place significant demands on our managerial, operational and financial resources. To accommodate this growth and successfully execute our strategy, we will need to continue to hire additional qualified personnel and implement new or upgraded operating and financial systems and internal operating and financial controls and procedures throughout the company. Our inability to expand and integrate these additions and upgrades in an efficient and timely manner could cause our expenses to increase, revenue to decline and could otherwise adversely affect our profitability and ability to implement our strategy.

We derive the majority of our revenue from the use of our map database in vehicle navigation systems and fluctuations in the condition of the automotive market may result in fluctuations in the demand for products incorporating our database.

The use of our database in vehicle navigation systems, which we supply directly and indirectly to automobile manufacturers, historically has accounted for a substantial majority of our revenue. Approximately 82%, 72% and 66% of our revenue for the years ended December 31, 2004, 2005 and 2006, respectively, were generated by the sale of our database for use in new automobiles equipped with navigation systems. Any significant downturn in the demand for these products would materially decrease our revenue. The automotive market historically has experienced fluctuations due to increased competition, economic conditions and circumstances affecting the global market for automobiles generally, and additional fluctuations are likely to occur in the future. To the extent that our future revenue depends materially on sales of new automobiles equipped with navigation systems enabled by digital maps, our business may be vulnerable to these fluctuations.

If our customers are unable to pay their fees in a timely manner, our revenue and results of operations could be materially negatively impacted.

We have a number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in the creditworthiness of one of these customers or other matters affecting the collectibility of amounts due from these customers could have a material adverse affect on our results of operations in the period in which these changes or events occur and make it difficult to forecast our results. We record allowances for estimated losses from uncollectible accounts based upon specifically-identified amounts that we believe to be uncollectible. In addition, we record additional allowances based on historical experience and our assessment of the general financial condition of our customer base. If our actual collections experience changes, revisions to our allowances may be required. Our credit losses have historically been within both our expectations and the provision recorded, but fluctuations in credit loss rates in the future may affect our financial results.

We are experiencing significant changes in our customer base which is resulting in new challenges that may decrease our growth, negatively impact our business and make it more difficult to forecast our results.

Revenue derived from the use of our data in location-enabled mobile devices, as opposed to in-vehicle navigation devices, is becoming a much more significant part of our overall operating results. This shift is requiring us to focus on a number of factors, including the following:

•       incorporating alternative pricing structures into our business models;

•       the importance of brand awareness and loyalty;

•       serving a larger number of small customers; and

•       shorter design cycles which makes it easier to substitute map data.

If we are unable to effectively respond to these factors, our growth and business would be negatively affected.

In addition, our total revenue will likely have a more seasonal pattern with first quarter revenue generally being relatively weaker than other quarters and fourth quarter revenue generally being relatively stronger than other quarters. Since we are in the early stages of this shift in our revenue, our ability to forecast our revenue, particularly in the fourth quarter, may be limited, and may result in material differences between any forecasted operating results and our actual results. This could cause volatility in our stock price. In addition, if we become more dependent on revenues associated with location-enabled devices, our business may be more sensitive to the general strength of the fourth quarter holiday shopping season and external retail shopping factors, each of which could significantly negatively impact our business.

Our results of operations will suffer if we are not able to maintain our license fees.

Our profitability depends significantly on the prices we are able to charge customers for our data and other services. The license fees we charge our customers are affected by a number of factors, including:

•       the quality of our data and other products and services and our customers’ perception of such quality;

•       brand awareness and loyalty;

•       the proliferation of navigation applications in lower-cost products and services and market acceptance of those products and services;

•       Our customers’ expectations of lower license fees as a result of economies of scale, customer-imposed efficiency improvements and decreases in prices of hardware and software incorporating our database;

•       competition;

•       advances in technology that reduce the cost of geographic data acquisition;

•       introduction of new services or products by us or our competitors;

•       pricing policies of our competitors;

•       price sensitivity of end-users of navigation products and services; and

•       general economic conditions.

Any one or a combination of these factors could cause a decline in our license fees and thus, adversely affect our revenue and profitability. In addition, the success of our pricing policies is based, in part, on our assessment of the evolution of the market for products and services incorporating navigation applications, which is uncertain, and our ability to correlate the price we charge for various uses of our database. If either our assessment of the market evolution or our price correlations turn out to be incorrect, then our revenue and profitability may be adversely affected.

The automotive market and the market for mobile devices are highly competitive and manufacturers in these markets are continually looking for ways to reduce the costs of components included in their products in order to maintain or broaden consumer acceptance of those products. Because our map database is a component incorporated in automotive, mobile phone and handheld navigational systems, we face pressure, from time to time, from our customers to lower our database license fees. We have in the past, and may in the future, need to lower our license fees to preserve customer relationships or extend use of our database to a broader range of products. To the extent we lower our license fees in the future, we cannot assure you that we will be able to achieve related increases in the use of our database or other benefits to offset fully the effects of these adjustments.

In addition, increased competition has affected our ability to maintain the level of our prices. If price adjustments resulting from increased competition are not offset by increases in sales of our database, our revenue and profitability could be adversely affected.

Increased competition could result in price reductions, reduced profit margins or loss of market share by us.

The market for map and related information, such as traffic information, is highly competitive. We compete with other companies and governmental and quasi-governmental agencies that provide map and related information to a wide variety of users in a wide range of applications with varying levels of functionality.

We currently have several major competitors in providing map information, including Tele Atlas N.V. and numerous European governmental and quasi-governmental mapping agencies (e.g., Ordnance Survey in the United Kingdom) that license map data for commercial use. Governmental and quasi-governmental agencies also are making more map data information with greater coverage and content, and higher quality, available free of charge or at lower prices, which may encourage new market entrants or reduce the demand for fee-based products and services which incorporate our map database. In addition, some of our customers prefer to license data from several vendors in order to diversify their sources of supply and to maintain competitive and pricing pressures.

We also face substantial competition with respect to Traffic.com’s business.  Our competitors in providing traffic information include traditional providers of traffic information such as Westwood One, Inc. and Clear Channel Communications, Inc. These competitors have longer operating histories with respect to traffic information and more established relationships with advertisers. Our traffic data also competes with smaller, start-up companies that make use of publicly available traffic data from government sources.

Increased competition from our current competitors or new market entrants (which may include our customers) with respect to quality, content, pricing and otherwise, actions taken by our customers to diversify their sources of supply and increase pricing pressure, initiatives to develop community and probe-based map or related data, such as traffic data, and other competitive pressures may result in price reductions, reduced profit margins or loss of market share by us.

One of our primary competitors has filed a complaint against us alleging various anti-competitive and tortious acts which could adversely affect our business, results of operations and financial condition.

On April 22, 2005, Tele Atlas N.V. and Tele Atlas North America (“Tele Atlas”) filed a complaint against us in the United States District Court for the Northern District of California. The complaint alleges that we violated Sections 1 and 2 of the Sherman Act, Section 3 of the Clayton Act, and Sections 16720, 16727 and 17200 of the California Business and Professions Code, and that we intentionally interfered with Tele Atlas’s contractual relations and prospective economic advantage with third parties, by allegedly excluding Tele Atlas from the market for digital map data for use in navigation system applications in the United States through exclusionary and predatory practices. On August 16, 2005, Tele Atlas filed an amended complaint based on these same causes of action. Specifically, in its amended complaint, Tele Atlas alleges that we control a predominant share of variously defined markets for digital map data and have entered into exclusive contracts with digital map data customers for the purpose of acquiring or maintaining an illegal monopoly in these alleged markets. Tele Atlas also contends that these allegedly exclusive contracts have interfered with Tele Atlas’ current and prospective business relationships and amount to unfair competition under California state law. In addition, Tele Atlas alleges that we, through our license under U.S. Patent No. 5,161,886, control a predominant share of the alleged relevant technology market consisting of methods for displaying portions of a topographic map from an apparent perspective view outside and above a vehicle in the United States, and allegedly have entered into patent licenses and/or other arrangements in a manner that violates the aforesaid laws. On November 2, 2005, the Court dismissed some, but not all, of the Tele Atlas’ claims for failure to state valid causes of action. On November 22, 2005, Tele Atlas filed a second amended complaint based on the same causes of action and essentially the same allegations as in its first amended complaint and we filed an answer denying Tele Atlas’ claims. On February 19, 2007, Tele Atlas filed a Motion for Leave to Amend and Supplement Second Amended Complaint, seeking to file a third amended complaint based on the same causes of action and allegations as in its second amended complaint. Tele Atlas’s proposed third amended complaint adds allegations regarding an additional defined market for digital map data and regarding our control, through our U.S. Patent No. 6,735,515, of a technology market consisting of methods and systems designed to continuously provide driver assistance systems with updated data about paths along roads onto which a motor vehicle can travel from its current position, and use of such control to enter into a patent licenses and/or other agreements in a manner that violates federal and state antitrust laws. Tele Atlas seeks preliminary and permanent injunctive relief, unspecified monetary, exemplary and treble damages, and costs and attorneys’ fees of suit. Based on a review of the second and draft third amended complaint, we believe that the allegations are without merit. We intend to take all necessary steps to vigorously defend ourselves against this action; however, because this matter is in a very early stage, we cannot predict its outcome or potential effect, if any, on our business, financial position or results of operations. A negative outcome could adversely affect our business, results of operations and financial condition. Even if we prevail in this matter, we may incur significant costs in connection with our defense, experience a diversion of management time and attention, realize a negative impact on our reputation with our customers and face similar governmental and private actions based on these allegations.

We have historically incurred operating losses and we may not achieve sustained profitability.

Prior to the year ended December 31, 2002, we had been unprofitable on an annual basis since our inception. For the years ended December 31, 2000 and 2001, we had operating losses of $51.3 million and $28.9 million, respectively, and net losses of $109.6 million and $116.5 million, respectively. As of December 31, 2006, we had an accumulated deficit of $186.9 million. Although we have achieved an operating profit and a net profit for the year ended December 31, 2002 and each fiscal year thereafter, we cannot assure you that our revenue will continue to grow at its current rate or that we will be able to maintain profitability in the future.

Our dependence on our vehicle navigation systems manufacturer customers for compilation could result in a material decrease in our revenue or otherwise adversely affect our business.

For vehicle navigation systems, we rely on our vehicle navigation systems manufacturer customers to compile copies of our map database into their proprietary formats. This can be a time and labor intensive and complex process. In some cases, these customers also are responsible for distributing the compiled database to the automobile manufacturers. If these customers do not compile or distribute our map database in a timely manner and consistent with the requirements of the automobile manufacturers, our reputation and relationships with the automobile manufacturers could be adversely affected. In other cases, our navigation systems manufacturer customers compile our map database and then return a master copy to us. We then distribute copies of the database to the automobile manufacturers in exchange for a distribution fee. If these customers do not fulfill their obligations to us to compile our map database, or to the extent we have not entered into agreements clearly specifying their obligations or fail to do so in the future, we may not be able to satisfy our obligations to automobile manufacturers, which could result in its contractual liability to these automobile manufacturers, and would likely decrease our revenue and adversely affect our business. Our vehicle navigation systems manufacturer customers also could decide not to provide compilation services to us, which would prevent us from providing distribution services to the automobile manufacturers with respect to these customers’ navigation systems, and would result in a material decrease in our revenue.

We derive a significant portion of our revenue from our international operations and economic, political and other inherent risks of international operations may adversely affect its financial performance.

We have approximately 140 satellite and administrative offices in 27 countries worldwide. We have substantial operations in Europe. Approximately 68%, 64% and 62% of our total revenue for the years ended December 31, 2004, 2005 and 2006, respectively, were attributable to our European operations. We expect a significant portion of our revenue and expenses will be generated by our European operations in the future. Accordingly, our operating results are and will continue to be subject to the risks of doing business in foreign countries, which could have a material adverse effect on its business. We also collect data in various foreign jurisdictions and outsource some software development and data production functions in foreign jurisdictions. The key risks to us of operating in foreign countries include:

•       reduced or inadequate intellectual property protections and/or high rates of intellectual property piracy in some jurisdictions;

•       multiple, conflicting, vague and changing laws and regulations, including tax laws, employment laws, governmental approvals, permits and licenses;

•       restrictions on the movement of cash;

•       general political and economic instability;

•       restrictions on the import and export of technologies;

•       price controls or restrictions on exchange of foreign currencies;

•       trade barriers, including tariffs and other laws and practices that favor local companies;

•       maintenance of quality standards for outsourced work; and

•       difficulties and costs in staffing and managing foreign subsidiary operations, including cultural differences.

We expect to continue to expand internationally into other countries and regions, including into emerging economies, where we believe that many of these risks are increased. In some cases, this expansion may require or result in investments in or acquisitions of local companies or other strategic relationships, any of which may involve these risks.

Currency translation risk and currency transaction risk may adversely affect our results of operations.

Material portions of our revenue and expenses have been generated by our Europe, Middle East, and Africa (EMEA) operations, and we expect that our EMEA operations will account for a material portion of our revenue and expenses in the future. Substantially all of our international expenses and revenue are denominated in foreign currencies, principally the euro. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in Europe and other foreign markets in which we have operations. Accordingly, fluctuations in the value of those currencies in relation to the U.S. dollar have caused and will continue to cause dollar-translated amounts to vary from one period to another. In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a currency other than the local currency in which we receive revenue and pay expenses.

For the year ended December 31, 2006, we generated approximately 63% of our total revenue, and incurred approximately 48% of our total costs in foreign currencies. Our EMEA operations reported revenue of $360.1 million for the year ended December 31, 2006. For the year ended December 31, 2006, every one cent change in the exchange ratio of the euro against the dollar resulted in a $2.9 million change in our revenue and a $1.4 million change in our operating income. Our analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in Europe or the United States. Given the volatility of exchange rates, we may not be able to manage effectively our currency translation and/or transaction risks, which may adversely affect our financial condition and results of operations.

We are subject to income taxes in many countries because of our international operations and we exercise judgment in order to determine our provision for income taxes. Because that determination is an estimate, we cannot be certain that our income tax provisions and accruals will be adequate.

We are subject to income taxes in many countries, jurisdictions and provinces. Our international operations require us to exercise judgment in determining our global provision for income taxes. Regularly, we make estimates where the ultimate tax determination is uncertain. While we believe our estimates are reasonable, we cannot assure you that the final determination of any tax audit or tax-related litigation will not be materially different from that reflected in our historical income tax provisions and accruals. The assessment of additional taxes, interest and penalties as a result of audits, litigation or otherwise, could be materially adverse to our current and future results of operations and financial condition.

We may not generate sufficient future taxable income to realize our deferred tax assets.

We have a significant amount of tax loss carryforwards and interest expense carryforwards that will be available to reduce the taxes we would otherwise owe in the future. We have recognized the value of these future tax deductions in our consolidated balance sheet at December 31, 2006. The realization of our deferred tax assets is dependent upon our generation of future taxable income during the periods in which we are permitted, by law, to use those assets. We exercise judgment in evaluating our ability to realize the recorded value of these assets, and consider a variety of factors, including the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Our evaluation of the realizability of deferred tax assets must consider both positive and negative evidence, and the weight given to the potential effects of positive and negative evidence is based on the extent to which the evidence can be verified objectively. While we believe that sufficient positive evidence exists to support our determination that the realization of our deferred tax assets is more likely than not, we cannot assure you that we will have profitable operations in the future that will allow us to fully realize those assets.

Increased governmental regulation may place additional burdens on our business and adversely affect our ability to compete.

Although we do not believe governmental regulation has had a material effect on our business and operations to date, it is possible that we will experience the effects of increased regulation in the future. In Europe and the United States, the combination of heightened security concerns and the increase in the breadth and accuracy of our map database could result in more restrictive laws and regulations, such as export control laws, applicable to our database. In addition, automobile safety initiatives may result in restrictions on devices that use our database. As we continue to expand our geographic coverage, policies favoring local companies and other regulatory initiatives may result in export control laws and other restrictions on our ability to access, collect and use map data or otherwise conduct business in various countries throughout the world. Our failure to comply with local policies and regulations could result in a number of adverse consequences, including loss of access to map data, restrictions or prohibitions on our use of map information, financial penalties, criminal sanctions or loss of licenses or other authority to do business in those jurisdictions. Any of these occurrences could adversely affect our ability to complete, improve, license or distribute our database, which could result in a competitive disadvantage for us and the possible loss of customers and revenue.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

As a public reporting company, we must comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, including expanded disclosures and accelerated reporting requirements. We are now required to furnish a report by our management on our internal control over financial reporting. The report must contain among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of its fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. The report must also contain a statement that our auditors have issued an attestation report on management’s assessment of such internal control.

Our annual report on Form 10-K for the year ended December 31, 2006 included our management’s report stating that our management had assessed the effectiveness of our internal control over financial reporting for the year ended December 31, 2006, and had concluded that as of December 31, 2006, our internal control over financial reporting was effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. We also included in such annual report an attestation from our auditors that management’s report is fairly stated. However, if our management identifies one or more material weaknesses in our internal control over financial reporting in the future in accordance with our annual assessment, we will be unable to assert that our internal control is effective. If we are unable to assert that our internal control over financial reporting is effective for any fiscal year, or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal control, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Likewise, if we are not able to comply with the requirements of Section 404 in a timely manner or if our auditors are not able to complete the procedures required to support our attestation report, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

If we cannot retain our existing management team or attract and retain highly skilled and qualified personnel, our business could be adversely affected.

Our success depends to a significant degree on the skills, experience and efforts of our current executive officers, including Judson C. Green, President and Chief Executive Officer, David B. Mullen, Executive Vice President and Chief Financial Officer and John K. MacLeod, Executive Vice President, NAVTEQ Connected Services and our other key employees, including management, sales, support, technical and services personnel. Qualified employees are in high demand throughout technology-based industries, and our future success depends in significant part on our ability to attract, train, motivate and retain highly skilled employees and the ability of our executive officers and other members of senior management to work effectively as a team.

If we fail to adapt our technology infrastructure, map database and data collection tools to changes in technology, we could lose our existing customers and be unable to attract new business.

The market for products and services incorporating digital map information is evolving and is characterized by rapid technological change, changes in customer requirements, the introduction of new products and services and enhancements to existing products and services. Although our database currently can be used by our customers in a wide variety of applications, we will need to be able to maintain the compatibility of our map database with new products and services introduced as a result of technological changes. If we are unable to do so, demand for our database could decline and our revenue would be adversely affected.

In addition, our customers expect us to be able to handle larger amounts of data comprised of new and often dynamic content on an increasingly real-time basis. If our technology infrastructure and data collection tools are inflexible or unable to effectively respond to such expectations, our customers may purchase map data and related content from other sources.

If we fail to establish and maintain relationships with third party sources of data used in our map database or other suppliers, our business is likely to suffer.

We depend upon third party sources for data to build, maintain and enhance our database. In certain cases, this data is readily available only from limited third party sources and/or at significant cost. We cannot assure you that we will be successful in maintaining our relationships with our current third party sources or that we will be able to continue to obtain data from them on acceptable terms or at all. We also cannot assure you that we will be able to obtain data from alternative sources if our current sources become unavailable. In some cases, we may obtain data on less favorable terms in order to satisfy our customers’ requirements. In addition, we may be unable to obtain data from additional sources that would allow us to enhance our existing coverage and expand our geographic coverage. Our rights to use any data we obtain may be limited in scope and duration and subject to various other terms and restrictions that may reduce its usefulness to us. As we increase the number of sources we use that contain restrictions on scope or other restrictive terms and conditions, it will become increasingly difficult to manage these restrictions, and any breach by us of these supplier agreements could result in the loss of a data source, litigation and/or damage to our reputation. Our inability to obtain data from our current sources or additional or alternative sources, or to use the acquired data for its intended purposes, may impair or delay the further development, updating and distribution of our database. Any impairments or delays may adversely affect its relationships with our customers and cause us to lose revenue. Further, if we must pay more for the data than we have in the past or acquire data on unfavorable terms to satisfy customer requirements, our profitability may be adversely affected.

We also rely on one of our suppliers to produce end-user copies of our data. If we are unable to obtain end-user copies from such supplier on terms acceptable to us or at all, it may be difficult to find a replacement, and could result in significant increase to our costs in cases where we distribute our map data directly to automotive manufacturers.

If our customers do not accurately report the amount of license fees owed to us, we will not receive all of the revenue to which we are entitled.

Except with respect to our automobile manufacturer customers for whom we make and distribute copies of our database, we rely on our customers to report the amount of license fees owed to us under our agreements with them. The majority of our agreements, including those with our key customers, give us the right to audit their records to verify this information. However, these audits can be expensive, time-consuming and possibly detrimental to our ongoing business relationships with our customers. As a result, to date we have only audited a small number of customers in any given year and have relied primarily on the accuracy of our customers’ reports. To the extent those reports are inaccurate, the revenue we collect from our customers could be materially less than the amount we should be receiving from them. Though we believe the revenue lost from underreporting has not been material historically, we cannot estimate the impact of underpayments in the future.

Errors or defects in the database or traffic information we deliver to customers may expose us to risks of product liability or other consumer claims and adversely affect our reputation, which could result in customer loss, decreased revenue, unexpected expenses and loss of market share.

The use of our data in route guidance products and other navigation products and applications involves an inherent risk of product liability or other consumer claims and associated adverse publicity. Claims could be made by our customers if errors or defects result in failure of their products or services, or by end-users of those products or services or others alleging loss or harm as a result of actual or perceived errors or defects in our map database or traffic information. Our potential exposure may increase as products and services incorporating our map database and traffic information begin to be used more widely in emergency response or other safety-related applications and as the information included in earlier versions of our map database becomes dated or obsolete. In addition, errors or defects in our database may require us to participate in product recalls, or cause us to voluntarily initiate a recall in order to maintain good customer relationships.

Product liability and other consumer claims present a risk of protracted litigation, substantial money damages, attorneys’ fees, costs and expenses, and diversion of management’s attention from the operation of our business. Although we have not had any product liability or consumer claims brought against us to date, we cannot assure you that such claims will not be brought in the future. We attempt to mitigate the risks of product liability and consumer claims through the use of disclaimers, limitations of liability and similar provisions in our license agreements; however, we cannot assure you that any of these provisions will prove to be effective barriers to claims. Recalls also may be costly and divert management’s attention from the operation of our business. In some circumstances, we are contractually obligated to indemnify our customers for liabilities, costs and expenses arising out of product liability and consumer claims. Providing indemnification or contesting indemnification claims from our customers may result in us incurring substantial costs and expenses. In some cases, purchase orders submitted by our customers purport to incorporate certain customer-favorable contractual terms and conditions which, if given effect, could increase our potential product liability, recall and other liability exposure. In addition, adverse publicity may reduce our customers’ willingness to incorporate our database and related applications into their products, which would adversely affect our revenue.

Our inability to adequately protect our map database and other intellectual property could enable others to market databases with similar coverage and features that may reduce demand for our database and adversely affect our revenue.

We rely primarily on a combination of copyright laws, trade secrets, patents, database laws and contractual rights to establish and protect our intellectual property rights in our database, software and related technology. We cannot assure you that the steps we have taken or will take to protect our intellectual property from infringement, misappropriation or piracy will prove to be sufficient. Current or potential competitors may use our intellectual property without our authorization in the development of databases, software or technologies that are substantially equivalent or superior to ours, and even if we discover evidence of infringement, misappropriation or intellectual property piracy, our recourse against them may be limited or could require us to pursue litigation, which could involve substantial attorneys’ fees, costs and expenses and diversion of management’s attention from the operation of our business. Our database is a compilation of public domain, licensed, otherwise-acquired and independently developed information obtained from various sources such as aerial photographs, commercially available maps and data, government records, other data sources and field observation. Current or potential competitors may be able to use publicly available sources of information and techniques similar to ours to independently create a database containing substantially the same information as our database. Any of these events likely would harm our competitive position.

The laws of some countries in which we operate do not protect our intellectual property rights to the same extent as the laws of other countries. For example, although our database and software are protected in part by copyright, database and trade secret rights, copyright protection does not extend to facts and legislative database protections that relate to compilations of facts currently exist only in certain countries of Europe and do not exist in the United States or Canada. In addition, as we continue to expand our geographic coverage outside of Europe and North America, there may be little or no intellectual property protection and increased rates of piracy. Further, we recently have begun to outsource some software development and data production functions and license certain data collection tools and know how to third parties located in foreign countries where we believe there is an increased risk of infringement, misappropriation and piracy and an increased possibility that we may not be able to enforce our contractual and intellectual property rights.

Copies of our database that are distributed to end-users do not always include effective protection against unlawful copying. While we attempt to stop data piracy, our database is sometimes illegally copied and sold through auction sites and other channels.

We may face intellectual property infringement claims that could be time consuming, costly to defend and result in our loss of significant rights.

Due to the uncertain and developing nature of this area of intellectual property law, we cannot assure you that claims of infringement or similar claims will not be asserted against us. Various public authorities and private entities claim copyright or other ownership of or protection with respect to certain data and map information that we use in our database. Although our general policy is to seek to obtain licenses or other rights where necessary or appropriate, we cannot assure you that we have obtained or will be successful in obtaining all of these licenses or rights. In the event that claims are asserted against us, we may be required to obtain one or more licenses from third parties. We may or may not be able to obtain those licenses at a reasonable cost or at all. Also, if we are found to have infringed the intellectual property rights of a third party, we may be subject to payment of substantial royalties or damages, or enjoined or otherwise prevented from marketing part or all of our database, software or related technologies and/or products which would incorporate our database, software or related technologies, any of which could cause us to lose revenue, impair our customer relationships and damage our reputation.

We also claim rights in our trademarks and service marks. Certain of our marks are registered in Europe, the United States, and elsewhere and we have filed applications to register certain other marks in these jurisdictions. Marks of others that are the same or similar to certain of our marks currently exist or may exist in the future. We cannot assure you that we will be able to continue using certain marks or that certain of our marks do not infringe the marks of others. We have licensed others to use certain of our marks in connection with our database and expect to continue licensing certain of our marks in the future. Licensees of our marks may take actions that might materially and adversely affect the value of our marks or reputation.

Our intellectual property indemnification practices and potential obligations may adversely affect our business.

Our license agreements with our customers generally contain indemnification provisions which, in certain circumstances may require us to indemnify our customers for liabilities, costs and expenses arising out of violations of intellectual property rights. These indemnification provisions and other actions by us may result in indemnification claims or claims of intellectual property right infringement. In some instances, the potential amount of the indemnities may be greater than the revenue we receive from the customer. Any indemnification claims or related disputes or litigation, whether ultimately we are or are not required to provide indemnification, could be time-consuming and costly, damage our reputation, prevent us from offering some services or products, or require us to enter into royalty or licensing arrangements, which may not be on terms favorable to us.

Our technology systems may suffer failures and business interruptions that could increase our operating costs and cause delays in our operations.

Our operations face the risk of systems failures. Although we believe we have sufficient disaster recovery plans and redundant systems in place, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, computer hardware and software failure, telecommunications failure, computer hacking break-ins and similar events. The occurrence of a natural disaster or unanticipated problems with our technology systems at our production facility in Fargo, North Dakota, or at our offices in Chicago, Illinois and Veldhoven, the Netherlands could cause interruptions or delays in the ongoing development and enhancement of our map database and related software, and inhibit our ability to timely deliver our database to our customers, which in turn could cause us to lose customers or revenue. Our technology systems may also be subject to capacity constraints which would cause increased operating costs in order to overcome these constraints.

In addition, we are in the process of migrating our computer systems related to our database to a new platform, and during this process we are incurring both the costs associated with migrating and maintaining our legacy systems. While we cannot assure you that there will not be unanticipated costs, we do not believe that the costs associated with the migration will be material to our results of operations. Hardware failure or software errors occurring in our legacy systems or during repair or after the completion of this migration could result in errors in our database, which could cause us to have to repair and re-ship our database to some customers and hinder our ability to timely deliver our database to our customers. Repairs and reshipments of our data could result in a material increase in our operating costs, subject us to liability from our customers and end-users and harm our reputation. Delays in completing the migration also could inhibit our ability to enhance and improve our database, which could adversely affect our ability to compete.

Further, the operational failure of TIMS, the system Traffic.com uses to collect, analyze and distribute traffic information, could prevent us from delivering traffic data to our customers, which could result in a loss of customers and would adversely affect our ability to maintain or increase adverstising revenue related to our traffic data and grow Traffic.com’s business.

We are required to achieve and maintain various quality assurance standards and if we are unable to do so, our key customers may not do business with us.

Many of our customers, particularly those in the automotive industry, require their suppliers to maintain certain quality assurance standards and certifications, including those pursuant to the ISO series of international standards. Although we have achieved many of these certifications, we cannot assure you that we will be able to continue to meet these standards in the future or that our customers will not require us to obtain and maintain certifications under different or more stringent standards in the future, which we may or may not be able to accomplish. If we are unable to do so, those customers may refuse to do business with us, which could materially reduce our revenue and adversely affect our reputation.

Changes to financial accounting standards may affect our results of operations and cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, or FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting policies. A change in those accounting principles or interpretations could have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced or adopted.

Risks Related to Ownership of Our Common Stock

Our stock price may decline due to future sales of shares by our other stockholders.

Sales of substantial amounts of our common stock, or the perception that these sales may occur, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities in the future. All of our outstanding shares of common stock are freely transferable without restriction or further registration under the Securities Act of 1933, subject to restrictions that may be applicable to our “affiliates,” as that term is defined in Rule 144 of the Securities Act. Shares issuable upon exercise of our options also may be sold in the market in the future and sales of substantial amounts of those shares, or the perception that these sales may occur, also may adversely affect the price of our common stock.

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid or at all.

The price of our common stock may fluctuate widely, depending upon many factors, including the market’s perception of our prospects and those of geographic data providers in general, differences between its actual financial and operating results and those expected by investors and analysts, changes in analysts’ recommendations or projections, changes in general economic or market conditions and broad market fluctuations. Broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Stock prices for technology-related companies have experienced significant price and volume volatility. Companies that experience volatility in the market price of their securities often are subject to securities class action litigation. This type of litigation, if instituted against us, could result in substantial costs and divert management’s attention and resources away from our business. In addition, we are currently experiencing a major shift in our business from in-vehicle navigation devices to location-enabled mobile devices which is causing our business to be more seasonal and difficult to predict, each of which could result in volatility in our stock price.

Our quarterly revenue and operating results are difficult to predict and if we do not meet quarterly financial expectations, our stock price may experience increased volatility.

Our quarterly revenue and operating results are difficult to predict due to a variety of factors, including the timing of purchases by our customers, the introduction of new products or services by them incorporating our map database and changes in our pricing policies or those of our competitors. These or other factors, many of which are beyond our control, may result in this unpredictability continuing in the future. This could cause our operating results in some quarters to vary from market expectations and lead to volatility in our stock price. We currently do not provide guidance to the marketplace with respect to our quarterly financial results. As such, analysts’ estimates may not reflect our own expectations as to its future financial performance.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We may require additional capital in the future, which may not be available to us. Sales of our equity securities to provide this capital may dilute your ownership in us.

We may need to raise additional funds through public or private debt or equity financings in order to:

•       take advantage of expansion opportunities;

•       acquire complementary businesses or technologies;

•       develop new services and products; or

•       respond to competitive pressures.

Any additional capital raised through the sale of our equity securities may dilute your percentage ownership interest in us. Furthermore, any additional financing we may need may not be available on terms favorable to us or at all. The unavailability of needed financing could adversely affect our ability to execute our growth strategy.

We do not intend to pay dividends for the foreseeable future.

Except for the special cash dividend that was paid on June 18, 2004 to our common stockholders of record as of April 19, 2004, we have never declared or paid any cash dividends on our common stock. Payment of future cash dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion, and any limitations on dividend payments included in any financing or other agreements that we may be party to at the time. Our existing credit facility currently restricts our ability to pay dividends. Consequently, investors cannot rely on dividend income and your opportunity to achieve a return on your investment in our common stock will likely depend entirely upon any future appreciation in the price of our stock. There is no guarantee that the price of our common stock will appreciate in the future or that the price at which you purchased your shares will be maintained.

Delaware law and our certificate of incorporation and bylaws contain provisions that could delay and discourage takeover attempts that stockholders may consider favorable.

Certain provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware corporate law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•       the ability by our board of directors to issue preferred stock with voting or other rights or preferences;

•       our stockholders may only take action at a meeting of our stockholders and not by written consent; and

•       our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of the stockholders.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “may,” “will,” “should” and “estimates,” and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecast in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus and the documents incorporated by reference might not occur. These risks and uncertainties include, among others, those described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements. You should read this prospectus, and the documents incorporated in or referred to in this prospectus, including documents filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, with the understanding that actual future results and events may be materially different from what we currently expect.

The forward-looking statements included in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

SELLING STOCKHOLDER

On March 6, 2007, we acquired Traffic.com, Inc., a Delaware corporation (“Traffic.com”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among NAVTEQ, Traffic.com, NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands, and NAVTEQ Holdings Delaware, Inc., a Delaware corporation (“Merger Subsidiary”), under which Traffic.com was merged with and into Merger Subsidiary (the “Merger”). Under the Merger Agreement, each share outstanding of Traffic.com common stock was converted into the right to receive, at the election of the holder thereof (subject to certain conditions, including those pertaining to pro-ration): (i) $8.00 in cash, without interest or (ii) 0.235 shares of NAVTEQ common stock, par value $0.001 per share. The election of cash or stock was subject to a limit on total cash consideration of approximately $49 million and a total stock consideration equal to approximately 4.3 million shares of NAVTEQ common stock (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that were exchanged for NAVTEQ common stock based on the per share stock consideration). Under Traffic.com’s employment agreement with Robert Verratti, Traffic.com’s former chief executive officer and the selling stockholder named herein, he is entitled upon the occurrence of a corporate transaction (as such term is defined in the employment agreement) to a bonus equal to 3% of the gross proceeds from such transaction, in the same form and in the same proportions as the sale proceeds received by Traffic.com’s stockholders, less the consideration received by him in such transaction in exchange for the 397,021 shares he held which were issued to him by Traffic.com under his employment agreement as restricted stock. The amount of the bonus payable by us to Mr. Verratti, after taking into account the re-allocation and proration procedures contained in the Agreement and Plan of Merger, equals $660,643.31 in cash and 57,443 shares of our common stock. We have agreed to register the shares to be issued to Mr. Verratti pursuant to this bonus for resale.

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 16, 2007, by the selling stockholder and the maximum number of shares that he may sell hereunder. The number of shares that may be actually sold by the selling stockholder will be determined by the selling stockholder. Because the selling stockholder may sell all, some or none of the shares of common stock which he holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of or percentage of total shares of common stock that will be held by the selling stockholder upon termination of the offering.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The selling stockholder’s percentage ownership in the following table is based on 98,094,929 shares of common stock outstanding on April 16, 2007.

Name	Number of Shares Beneficially Owned Before the Offering	Percentage of Shares Owned Before the Offering	Maximum Number of Shares to be Offered
Robert Verratti(1)	158,440	*	57,443

(1)             Mr. Verratti was formerly the chief executive officer of Traffic.com.

*                    Less than 1%

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholder to permit the selling stockholder and his pledges, donees, transferees or other successors in interest (collectively referred to as the “selling stockholder”) to offer for sale or to sell shares of common stock covered by this prospectus. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. Sales of shares may be effected by selling stockholder from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, through an exchange distribution in accordance with the rules of the New York Stock Exchange, or a combination of such methods of sale or otherwise, at market prices prevailing at the time of sale, or at negotiated prices. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. We will not receive any of the proceeds from these sales.

The selling stockholder may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. In the case of broker-dealers, the selling stockholder may enter into option or other transactions with a broker-dealer, which requires the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. In effecting sales, broker-dealers may arrange for other broker-dealers to participate in the resales. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions), and will be in amounts to be negotiated in connection with the sale. The selling stockholder may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default, the broker-dealer may sell the pledged shares under this prospectus.

The shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available or complied with.

To the extent required, we will amend or supplement this prospectus to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, the amendment or supplement will disclose: (i) the name of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable; (v) that a broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction.

The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities arising under the Securities Act, Exchange Act, state securities or blue sky laws. The selling stockholder has also agreed to similarly indemnify us and may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. In the event of a distribution of the shares, the selling stockholder and any selling broker or dealer and any affiliated purchasers may be subject to Regulation M under the Exchange Act, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his, her or its’ participation in that distribution is completed. In addition, Regulation M also prohibits any bid or purchase for the purpose of pegging, fixing or stabilizing the price of our common stock in connection with any sales hereunder.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than under this prospectus, provided he meets the criteria and conforms to the requirements of such Rule, and may resell all or a portion of his shares pursuant to one or more exemptions from the registration provisions of the Securities Act, if applicable, including Regulation S.

LEGAL MATTERS

Pepper Hamilton LLP, Washington, D.C., will pass upon the validity of the shares of our common stock offered hereby.

EXPERTS

The consolidated financial statements and schedule of NAVTEQ Corporation as of December 31, 2005 and 2006, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006 consolidated financial statements and schedule refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, during 2006.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the common stock that may be sold by the selling stockholder, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part of, or incorporated by reference into, that registration statement. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by that reference.

You may read and copy all or any portion of the registration statement and the exhibits at the Securities and Exchange Commission’s public reference room in Room 1590, 100 F Street, N.E., Washington, D.C. 20002. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Securities and Exchange Commission’s public reference rooms. In addition, the Securities and Exchange Commission maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. These periodic reports, proxy and information statements and other information are available on our web site, http://www.navteq.com, and are available for inspection and copying at the public reference facilities and Securities and Exchange Commission’s website referred to above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Securities and Exchange Commission:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•                  The description of our common stock contained in our Registration Statement on Form 8-A filed on August 2, 2004 under Section 12(b) of the Exchange Act;

•                  Our Current Report on Form 8-K filed on January 10, 2007;

•                  Our Current Report on Form 8-K filed on March 7, 2007;

•                  Our Definitive Proxy Statement dated April 10, 2007, with respect to our 2007 Annual Meeting of Stockholders to be held on May 22, 2007; and

•                  All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the termination of this offering.

Any statement contained in a document that is incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or replaces such statement. Any statement so modified or superseded shall not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, NAVTEQ Corporation, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654, telephone (312) 894-7000.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Other expenses in connection with the issuance and distribution of the securities to be registered hereunder will be substantially as follows (all amounts are estimated except the Securities and Exchange Commission registration fee):

Item	Amount
Securities and Exchange Commission registration fee	$65
Accounting fees and expenses	$8,000
Legal fees and expenses	$10,000
Miscellaneous expenses	$435
Total	$18,500

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of these actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Any repeal or modification of these provisions shall not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment or repeal.

We have obtained and expect to maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

We have entered into indemnity agreements with our directors and officers providing the indemnification described above.

Item 16. Exhibit and Financial Statement Schedules

Exhibit Number	Description of Exhibit
4.1	Specimen Common Stock Certificate.(1)
4.2	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and Judson C. Green.(2)
4.3(a)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(2)
4.3(b)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(2)
4.4	Form of Subscription and Registration Rights Agreement by and between NAVTEQ Corporation and the Shareholders of Picture Map International Co., Ltd.(3)
5.1	Opinion of Pepper Hamilton LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature page to this registration statement).

(1)             Filed with NAVTEQ’s Registration Statement on Form S-1, as amended, Registration No. 333-114637.

(2)             Filed with NAVTEQ’s Annual Report on Form 10-K for the year ended December 31, 2002.

(3)             Filed with NAVTEQ’s Current Report on Form 8-K dated July 12, 2005.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)                                  (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     If the registrant is relying on Rule 430B:

(A)                              Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)                                 The undersigned registrant hereby undertakes that:

(1)                                  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                  For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 19, 2007.

NAVTEQ Corporation

By:	/s/ Judson C. Green
Judson C. Green
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Judson C. Green, David B. Mullen and Lawrence M. Kaplan and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of NAVTEQ Corporation) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Judson C. Green	Director, President and Chief Executive Officer	April 19, 2007
Judson C. Green	(Principal Executive Officer)

/s/ David B. Mullen	Executive Vice President and Chief Financial Officer	April 19, 2007
David B. Mullen	(Principal Financial Officer)

/s/ Neil T. Smith	Vice President and Corporate Controller	April 19, 2007
Neil T. Smith	(Principal Accounting Officer)

/s/ Christopher B. Galvin	Chairman of the Board	April 13, 2007
Christopher B. Galvin

/s/ Richard J.A. de Lange	Director	April 16, 2007
Richard J.A. de Lange

/s/ Andrew J. Green	Director	April 13, 2007
Andrew J. Green

/s/ William L. Kimsey	Director	April 14, 2007
Willam L. Kimsey

/s/ Scott D. Miller	Director	April 16, 2007
Scott D. Miller

/s/ Dirk-Jan van Ommeren	Director	April 16, 2007
Dirk-Jan van Ommeren

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Specimen Common Stock Certificate.(1)
4.2	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and Judson C. Green.(2)
4.3(a)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(2)
4.3(b)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(2)
4.4	Form of Subscription and Registration Rights Agreement by and between NAVTEQ Corporation and the Shareholders of Picture Map International Co., Ltd.(3)
5.1	Opinion of Pepper Hamilton LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature page to this registration statement).

(1)             Filed with NAVTEQ’s Registration Statement on Form S-1, as amended, Registration No. 333-114637.

(2)             Filed with NAVTEQ’s Annual Report on Form 10-K for the year ended December 31, 2002.

(3)             Filed with NAVTEQ’s Current Report on Form 8-K dated July 12, 2005.